Exhibit 99.1

For Immediate Release
Investor Relations
605.782.1767

META FINANCIAL GROUP, INC.® COMPLETES SALE OF
$34.2 MILLION OF COMMON STOCK
Capital will primarily support growth in Meta Payment Systems unit

(Sioux Falls, South Dakota – October 1, 2012)  Meta Financial Group, Inc.® (the “Company”) (NASDAQ: CASH) today announced that it has completed its previously announced transactions in which the Company has sold, on September 28, 2012, to investors an aggregate of 1,563,100 shares of the Company’s common stock, for total consideration of approximately $34.2 million.  The price per share, $21.91, was determined by averaging the daily volume weighted average price of the Company’s common stock for a trading period preceding the signing of the purchase agreements.

At least 90% of the proceeds will be used to further capitalize MetaBank, the Company’s wholly owned subsidiary, and will qualify as tangible common equity and Tier 1 capital at September 30, 2012.  The shares were sold in order to support expected significant growth in MetaBank’s Meta Payment Systems’ programs.  The remainder of the proceeds will be used by the Company for general corporate purposes.

The shares were sold to an affiliate of Altamont Capital Partners, affiliates of Philadelphia Financial Management of San Francisco, LLC, and NetSpend Holdings, Inc. (NASDAQ: NTSP), each of which is an existing stockholder of the Company; an affiliate of Brookside Equity Partners LLC; an affiliate of JTH Holding Inc. (NASDAQ: TAX), parent of Liberty Tax Service; affiliates of Weintraub Capital Management, L.P.; affiliates of Harvest Capital Strategies LLC; and other institutional and individual investors.

The closing of these private placement transactions was consummated following stockholder approval of an amendment to the Company’s Certificate of Incorporation to, among other things, increase the number of authorized shares of common stock to 10.0 million from 5.2 million and increase the number of authorized preferred shares to 3.0 million from 0.8 million, as well as stockholder approval of the private placement transactions as required under NASDAQ Stock Market Rules.

J.  Tyler Haahr, Chairman, President and Chief Executive Officer of the Company and MetaBank, commented, “We are pleased by the support we have received from our stockholders in approving these transactions at our Special Meeting, and to have closed these placements supporting our growth plans during our fiscal year ended September 30, 2012.”

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ® (the “Company”) is the holding company for its wholly-owned subsidiary MetaBankTM (the “Bank” or “MetaBank”).  MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission (the “SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision and any other such actions which may be initiated; the impact of changes in financial services laws and regulations, including but not limited to our relationship with our regulators, the Office of the Comptroller of the Currency and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving  MPS; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.